AGREEMENT

   This AGREEMENT dated as of March 13, 1998 is by and between Cornelius A. Hofman II ("Purchaser") and Litigation Economics, Inc. ("Seller").

   1. Seller is the sole owner of all of the issued and outstanding stock ("the Shares") of G.E.C., Inc. ("GEC"), an Idaho corporation.

   2. Purchaser is the current President and Chief Executive Officer of Seller, and is the principal manager and employee of GEC.

   3. Seller desires to change its business focus and to enter into a transaction through Empire Financial Investment LLC for a major business acquisition.

   4. Purchaser desires to continue the business of GEC, and to separate himself from the management of the Company and its new business focus.

   5. Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell and transfer to Purchaser, the Shares.

   6. Purchaser agrees to pay to Seller, and Seller acknowledges as fair and reasonable, the total purchase price for the Shares of $130,000, comprised of $10,000 in cash and $120,000 in shares of the Seller's common stock currently owned by Purchaser.

   7. Purchaser and Seller hereby agree that 1,200,000 shares of the Seller's common stock are fully and fairly valued today at $120,000, and Seller accepts this amount of shares and the remaining $120,000 of the purchase price.

   8. The parties make no warranties to one another and make no covenants to one another other than as expressed in this Agreement.

   9. Closing of this Agreement shall take place on March 13, 1998 at the offices of Ray Quinney & Nebeker, legal counsel to the Seller, in Salt Lake City, Utah, at the hour of 10:00 AM Mountain Time, at which time Purchaser shall deliver the cash and stock to the Seller, and the Seller will endorse and deliver all of the common stock of GEC to Purchaser.



      /s/ Cornelius A. Hofman II        /s/ Stacey A. Hofman
      --------------------------        ---------------------------------------
      Cornelius A. Hofman II,           Litigation Economics, Inc. (Seller)
      (Purchaser)                       By Stacey A. Hofman, Authorized Officer